CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                           (after issuance of stock)

                                Vitatonics Corp.
                                  May 13, 1996

     Whereas the existing six shareholders unanimously agreed to the adoption of the following Amendment to the Articles of Incorporation, as originally filed February 21, 1995, and amended March 10, 1995, the Officers and Directors hereby adopt and amend as follows:

               Article (3) SHARES shall be amended to read as follows:

               Number of shares with par value: 50,000,000, par value $0.001. Number of shares without par -0-.


/s/ Sam Kalenuik                                         /s/ Veronica Kalenuik
-----------------------                                  -----------------------
Sam Kalenuik                                                   Veronica Kalenuik
president/director                                            Secretary/Director